NEWS RELEASE

EVEREST RE GROUP, LTD.
Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group Announces Joseph V. Taranto to Remain as Chairman and CEO

HAMILTON, Bermuda – October 11, 2010 – The Board of Directors of Everest Re Group Ltd. (NYSE: RE) announced today that it has asked Joseph V. Taranto to reconsider his decision to retire and to remain as Chairman and Chief Executive Officer through December 31, 2012. The Board also announced that Mr. Ralph E. Jones III, President and Chief Operating Officer, has asked the Company to accept his resignation effective October 7, 2010.

Mr. Taranto stated, “I am dedicated and energized to continue to lead the Company forward. Given all of Everest’s strengths, I expect us to continue to perform well despite challenging market conditions. I also want to thank Ralph Jones for his contributions to Everest and wish him the very best.”

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

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